Exhibit 10.16
LETTER AGREEMENT
This Letter Agreement (this “Agreement”) is made as of May 12, 2016 (“Effective Date”), by and between Western Digital Corporation, a Delaware corporation (“Western Digital”), SanDisk Corporation, a Delaware corporation (“SanDisk”) and Sanjay Mehrotra (“Executive”).
RECITALS
WHEREAS, Western Digital and SanDisk entered into an Agreement and Plan of Merger, dated October 21, 2015 (the “Merger Agreement”), whereby SanDisk will become a wholly-owned indirect subsidiary of Western Digital (“Merger”);
WHEREAS, SanDisk and Executive have entered into the Change of Control Executive Benefits Agreement (“Change of Control Agreement”), effective as of the date set forth therein;
WHEREAS, effective as of the closing date of the Merger, Executive’s employment with SanDisk will terminate and constitute a “Change of Control Termination” as defined in Section 1.05 of the Change of Control Agreement (the “Employment Termination Date”);
WHEREAS, all capitalized terms not defined in this Agreement shall have the meanings set forth in the Merger Agreement.
AGREEMENT
NOW, THEREFORE, BE IT RESOLVED, that Western Digital, SanDisk and Executive hereby agree as follows:
1.    Vesting Acceleration and Cash Settlement of Company Restricted Stock Units. Immediately prior to, and contingent upon, the Effective Time, vesting shall accelerate with respect to all unvested Company Restricted Stock Units held by Executive. Notwithstanding anything to the contrary in Section 3.4(e) of the Merger Agreement, any outstanding Company Restricted Stock Units held by Executive (the “Vested RSUs”) will be settled for an amount in cash equal to the Merger Consideration, using, for the non-cash portion of the Merger Consideration, the Stock Consideration Value as determined under the Merger Agreement.
2.    Funding of Trust with CIC Benefits. Notwithstanding anything to the contrary in the Change of Control Agreement, Western Digital will fund, as soon as reasonably practicable, but in no event more than seven (7) business days, following the Closing Date, the rabbi trust (the “Rabbi Trust”) established by SanDisk on behalf of the Executive, the agreement evidencing the Rabbi Trust attached hereto as Exhibit A (the “Rabbi Trust Agreement”) with the CIC Benefits (as defined in the Rabbi Trust Agreement).
3.    Lump Sum COBRA Payment. In lieu of the twenty-four months of reimbursement of COBRA premiums Executive is entitled to pursuant to Section 5.01(c) of the Change of Control Agreement, as soon as practicable following the Employment Termination Date, but in no event more than fifteen (15) days after the Release (as defined in Section 5 of Exhibit B below) becomes effective and irrevocable in accordance with its terms, Executive shall receive a single lump-sum payment equal to $107,787.36 (the “COBRA Lump Sum Amount”).

4.    Release of the Executive. Western Digital, SanDisk, and each and all of their divisions, subsidiaries, parents, predecessors, successors, assigns, and affiliated or related corporations and entities, past and present, as well as each and all of its and their owners, trustees, officers, directors, managers, shareholders, members, partners, administrators, fiduciaries, representatives, attorneys, assignees, successors, insurers, benefit plans, agents and employees, past and present, and each of them (collectively, the “Company Parties”) is waiving, releasing and discharging and promising not to sue, Executive on behalf of Executive and each of Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Executive Released Parties”) from and with respect to any and all claims, wages, demands, actions, class actions, rights, liens, agreements, contracts, covenants, suits, causes of action, charges, grievances, obligations, debts, costs, expenses, penalties, attorneys’ fees, damages, judgments, orders and liabilities of any kind, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive’s employment relationship with, or the ending of Executive’s employment with, any of the Company Parties (collectively, the “Company Claims”), including but in no way limited to, any act or omission committed or omitted prior to the date hereof; provided, however, that nothing herein shall release Executive from any claims arising out of or otherwise related to Executive’s fraud, willful misconduct or gross negligence or the Executive having intentionally misrepresented any facts or circumstances to, and that could reasonably be expected to have a material adverse impact on, Western Digital, SanDisk or their respective affiliates. Notwithstanding anything to the contrary, nothing herein shall release Executive or any other Executive Released Party from any Company Claims based on any right a Company Party may have to enforce this Agreement. The portion of Executive’s benefits under the Change of Control Agreement held in the Rabbi Trust shall not be subject to any forfeiture, offset or payment delay as a result of, or in connection with, any Company Claims.
5.    Release; Full Satisfaction. In consideration of the covenants and obligations set forth herein, Executive agrees to execute upon the Employment Termination Date, deliver and not revoke the release set forth on Exhibit B hereto (the “Release”). Executive acknowledges that the foregoing actions shall be in full satisfaction of Western Digital’s, SanDisk’s or their respective affiliates’ obligations with respect to the items set forth in Sections 1 through 4 above. Executive hereby waives his right to assert any claim with respect to the nature of the consideration received for Vested RSUs, with respect to the timing of the funding of the trust under the Change of Control Agreement or the payment of the COBRA Lump Sum Amount (except to the extent such claim is to enforce the provisions hereof).
6.    Separation From Service. The parties agree that as of the Employment Termination Date Executive will have a Separation from Service (as defined in the Change in Control Agreement) and to not take a position inconsistent with such characterization with the Internal Revenue Service (the “IRS”) unless required to do so by the IRS in the event of an audit.
7.    Distribution from Rabbi Trust. Subject in all cases to the terms of the Rabbi Trust Agreement, including without limitation Section 1(d) thereof, Western Digital agrees that any amounts contributed to the Rabbi Trust for the benefit of Executive to comply with Section 5.01(f) of the Change of Control Agreement, shall be distributed to Executive (or Executive’s estate) as soon as practicable and in no event more than five (5) days following the earlier of (x) the date that is six months and one day following the Executive’s Separation from Service, as characterized in Section 6 or (y) the date of Executive’s death.

8.    Cooperation. Executive agrees to cooperate with Western Digital regarding any threatened, pending or subsequently filed litigation, claims, or other disputes, or in any investigation or proceeding by any governmental agency or body, involving Western Digital that relate to matters within Executive’s knowledge or responsibility during Executive’s employment with Western Digital and/or SanDisk. In addition, Executive agrees to cooperate with the prosecution, filing and/or enforcement of any pending or future patents, including providing all information necessary to obtain and enforce pending or future patents, executing any documents necessary to obtain such patents and transferring ownership of such patents to Western Digital. This may include, but is not limited to, providing documents or information in Executive’s possession or under Executive’s control that may relate to the matter or patent prosecution, participating in interviews with representatives of the Western Digital, attending depositions, hearings, trials, or other similar proceedings without requiring a subpoena, and/or providing truthful sworn statements in connection with any such matter. Executive believes he or she has disclosed to SanDisk’s Chief Legal Officer all material information within Executive’s knowledge as of the date of this Agreement related to any pending or threatened legal matter with which Executive has had any direct or indirect involvement. Furthermore, Executive agrees to cooperate in the prosecution of any claims and lawsuits brought by Western Digital that are currently outstanding or that may in the future be brought relating to matters which occurred during or prior to the term of Executive’s employment with Western Digital and/or SanDisk. Without limiting the foregoing, Executive agrees (a) to meet with Western Digital representatives, its counsel, or other designees at mutually convenient times and places with respect to any items with the scope of this provision; (b) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (c) to provide Western Digital with notice of contact by any adverse party or such adverse party’s representative, except as may be required by law. Executive further agrees to cooperate with Western Digital to provide any necessary signatures regarding the transition of director and officer roles and bank authorization or signatory status with SanDisk or any of its subsidiaries. As a condition to Executive’s obligation to provide reasonable assistance and cooperation under this paragraph, Western Digital will (i) provide Executive with reasonable notice in advance of any request for assistance or cooperation and (ii) reimburse Executive for all reasonable expenses in connection with the assistance and cooperation described in this paragraph, including reimbursing Executive for Executive’s reasonable and documented time spent providing such assistance at an hourly rate of $500. Notwithstanding anything in this paragraph to the contrary, Executive shall not be obligated to provide the assistance and cooperation described in this paragraph if it would materially interfere with Executive’s new employment or other business activities. Executive’s obligations under this paragraph shall expire on the eighteen month anniversary of the consummation of the Merger.
9.    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
10.    Resignation. Executive hereby resigns Executive’s positions with Western Digital, SanDisk and any of their respective affiliates and subsidiaries, effective as of the Employment Termination Date unless provided for sooner in a separate written agreement by Executive.

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APPROVED AND AGREED TO:
EXECUTIVE /s/ Sanjay Mehrotra Executive May 12, 2016 Date	WESTERN DIGITAL CORPORATION /s/ Michael Ray Authorized Representative May 2, 2016 Date Michael Ray Printed name EVP, Chief Legal Officer and Secretary Title

SANDISK CORPORATION

/s/ Mark Brazeal
Authorized Representative
May 12, 2016
Date
Mark Brazeal
Printed name
CLO
Title